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                                                                    Exhibit 23.1

              Consent of Independent Certified Public Accountants

We have issued our report dated April 14, 1999, accompanying the consolidated financial statements included in the Annual Report of Jayhawk Acceptance Corporation on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report on Form S-8 for the Jayhawk Acceptance Corporation's Amended and Restated 1994 Stock Option and Restricted Stock Plan, Jayhawk Acceptance Corporation's Amended and Restated Non-Employee Stock Option Plan and Jayhawk Acceptance Corporation's Employee Stock Purchase Plan.


/s/ GRANT THORNTON LLP

Dallas, Texas
April 14, 1999